                                                                    EXHIBIT 16.1



November 3, 1998

Office of the Chief Accountant
Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, D.C. 20549





Dear Sir/Madam:

We have read the disclosure relating to Item 304 of Regulation S-K included in the Form S-4 dated November 3, 1998 of MTL Inc. to be filed with the Securities and Exchange Commission and are in agreement with the statements contained therein.

Very truly yours,

/s/ ARTHUR ANDERSEN LLP

ARTHUR ANDERSEN LLP


LJG

Copy to:
Mr. Dick Brandewie, Chief Financial Officer
MTL Inc.